UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2012

Peoples Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-24169	52-2027776
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620

(Address of principal executive offices) (Zip Code)

(410) 778-3500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2012, Thomas G. Stevenson resigned as the Chief Executive Officer, President and Chief Financial Officer of Peoples Bancorp, Inc. (the “Company”) and of The Peoples Bank, a subsidiary of the Company (the “Bank”). The boards of directors of the Company and the Bank (collectively, the “Board”) have initiated a search for a successor candidate.

In connection with Mr. Stevenson’s resignation, the Board appointed H. Lawrence Lyons to serve as the interim Chief Executive Officer, President and Chief Financial Officer of the Company and the Bank. Mr. Lyons, age 60, has served as an Executive Vice President of the Company and of the Bank since May 23, 2001. In that capacity, he has been in charge of operations and has managed the Bank’s non-deposit product sales program. Prior to May 2001, he served as Senior Vice President of the Company and of the Bank.

Applicable banking laws and regulations require the Bank to notify the Federal Deposit Insurance Corporation (the “FDIC”) before adding or replacing any director, employing any person as a senior executive officer, or changing the responsibilities of any existing senior executive officer, and the FDIC has the authority to object to such additions or changes. Both Mr. Lyons’ appointment and the appointment of any candidate to serve on a permanent basis are subject to this requirement.

Neither the Company nor the Bank entered into, adopted, or otherwise commenced a material compensatory plan, contract or arrangement in connection with Mr. Stevenson’s resignation or Mr. Lyons’ appointment, nor did they materially amend or modify any existing plan, contract or arrangement or make any material grant or award thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP, INC.

Dated: July 12, 2012	By:	H. Lawrence Lyons
H. Lawrence Lyons
Interim President, CEO and CFO